Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – January 21, 2021

FVCBankcorp, Inc. Announces

Earnings for Fourth Quarter and Year End 2020

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) today reported fourth quarter 2020 net income of $5.0 million, or $0.36 diluted earnings per share, compared to $3.7 million, or $0.25 diluted earnings per share, for the quarter ended December 31, 2019. Net revenues, which include net interest income plus noninterest income, for the three months ended December 31, 2020 were $14.9 million, an increase of $2.5 million, from $12.4 million for the year ago quarter ended December 31, 2019.

For the year ended December 31, 2020, the Company reported net income of $15.5 million, or $1.10 diluted earnings per share, compared to $15.8 million, or $1.07 diluted earnings per share, for the same period of 2019. Net revenues for the year ended December 31, 2020 were $55.5 million, an increase of $4.9 million, from $50.6 million for the year ended December 31, 2019.

The Company believes the reporting of earnings to exclude branch closing impairment charges, gains on sales of securities, and merger and acquisition expenses are more reflective of the Company’s operating performance (“Operating Earnings”). Operating Earnings is not a measurement that is in accordance with generally accepted accounting principles in the United States (“GAAP”). Operating Earnings for the three months ended December 31, 2020 was $5.0 million, or $0.36 diluted earnings per share, compared to $3.7 million, or $0.25 diluted earnings per share, for the three months ended December 31, 2019. Operating Earnings for the year ended December 31, 2020 was $15.9 million, or $1.13 diluted earnings per share, compared to $15.9 million, or $1.07 diluted earnings per share, for the year ended December 31, 2019. A reconciliation of Operating Earnings can be found in the tables below.

Both the three and twelve month periods ended December 31, 2020 have been impacted by elevated provision for loan losses. In addition, during the second quarter of 2020, the Company announced the closure of two branch locations, which resulted in one-time branch closure costs of $676 thousand ($534 thousand after tax). The Company began to realize the benefits of annualized cost savings of approximately $350 thousand related to occupancy expense beginning in the fourth quarter of 2020. Other annual savings of approximately $250 thousand include salaries and benefits expense as the employees for each of these locations have filled current vacant positions within the Company, reducing the need to hire additional personnel.

Annualized return on average assets was 1.11% and annualized return on average equity was 10.68% for the fourth quarter of 2020. For the comparable quarterly period ended December 31, 2019, annualized return on average assets was 0.98% and annualized return on average equity was 8.39%. For the years ended December 31, 2020 and 2019, return on average assets was 0.91% and 1.09%, respectively. Return on average equity for the years ended December 31, 2020 and 2019 were 8.48% and 9.32%, respectively. On an Operating Earnings basis, annualized return on average assets and annualized return on average equity for the three months ended December 31, 2020 were 1.11% and 10.68%, respectively, and were 0.98% and 8.39%, respectively, for the same period in 2019. On an Operating Earnings basis, return on average assets and return on average equity for the year ended December 31, 2020 were 0.93% and 8.71%, respectively, and were 1.10% and 9.38%, respectively, for the year ended December 31, 2019.

Fourth Quarter Selected Highlights

•	Increased Pre-Tax Pre-Provision Income. For the three months ended December 31, 2020 and 2019, pre-tax pre-provision income (which also excludes branch closure costs and gains on sales of securities) was $7.0 million and $5.1 million, respectively, an increase of $1.9 million or 37.0%. On a linked quarter basis, pre-tax pre-provision income was $6.6 million for the three months ended September 30, 2020. Pre-tax pre-provision annualized return on average assets for the three months ended December 31, 2020 and 2019 were 1.54% and 1.34%, respectively. For the years ended December 31, 2020 and 2019, pre-tax pre-provision income were $25.2 million and $21.7 million, respectively, an increase of $3.5 million. A reconciliation of pre-tax pre-provision income, a non-GAAP financial measure, can be found in the tables below.

•	Strong Core Deposit Growth. Core deposits, which exclude wholesale deposits, increased $296.8 million to $1.48 billion at December 31, 2020, an increase of 25.0%, from December 31, 2019. Noninterest-bearing deposits represent 26.9% of core deposits at December 31, 2020.

•	Stable Net Interest Margin. Net interest margin for the quarter ended December 31, 2020 was 3.28% compared to 3.30% for the quarter ended September 30, 2020, and 3.28% for the year ago quarter of 2019. Excluding the impact of Paycheck Protection Program (“PPP”) loans and excess liquidity during the fourth quarter of 2020, net interest margin for the three months ended December 31, 2020 would have been 3.49%. Cost of deposits, which includes noninterest-bearing deposits, for the fourth quarter of 2020 was 0.60%, compared to 1.40% for the fourth quarter of 2019, a decrease of 80 basis points, or 57.1%.

•	Significant Decrease in Payment Deferred Loans. As of January 15, 2021, approximately 0.86% of the total loan portfolio, or $12.6 million, continue under COVID-19 deferrals. This compares to modified loans of $360.2 million, or 24.4% of the total loan portfolio, reported at June 30, 2020.

•	Reduced Levels of Past Due and Nonperforming loans. Loans past due 90 days or more and still accruing totaled $272 thousand at December 31, 2020, compared to $1.0 million at December 31, 2019. Nonperforming loans and loans past due 90 days or more and still accruing were $5.6 million, or 0.31% of total assets, at December 31, 2020, compared to $10.7 million, or 0.70% of total assets, at December 31, 2019.

•	Improved Efficiency Ratio. Efficiency ratio for the three months ended December 31, 2020 was 53.1%, an improvement from 58.4% for the year ago quarter ended December 31, 2019. For the year ended December 31, 2020, the Company’s efficiency ratio improved to 55.6% from 56.9% for the year ended December 31, 2019.

“2020 was a challenging year, but despite this, we achieved record quarterly earnings for the fourth quarter and we are pleased with ultimately matching operating earnings in 2020 as compared to 2019. We continue to monitor the credit quality of those loans that were previously part of our loan deferral program as all but a few have returned to making their contractual payments. As the second round of PPP loans begin to ramp up, we will continue to work with our customers to help gain funding and assist the needs of our community as we persist through this pandemic and challenging economy,” stated David W. Pijor, Chairman and CEO.

COVID-19 Pandemic Impact to Loan Portfolio

As a result of the COVID-19 pandemic, the Company implemented loan payment deferral programs to allow customers who were required to close or reduce business operations to defer loan principal and interest payments primarily for 90 days. During the second quarter of 2020, the Company modified 277 loans for a total outstanding principal balance of $360.2 million, or 24.4% of the total loan portfolio. At January 15, 2021, remaining payment deferred loans totaled $12.6 million, or 0.86% of the total loan portfolio, comprising eight loans. One loan is a hotel participation loan totaling $9.7 million, one loan is mixed use commercial real estate totaling $1.2 million, one loan is SBA guaranteed totaling $334 thousand, four loans are unsecured totaling $149 thousand, and three mortgage loans which total $1.3 million. For those real estate loans with approved payment deferrals, these loans are collateralized and are appropriately reserved for in the allowance for loan losses.

The Company is closely and proactively monitoring the effects of the pandemic on its loan and deposit customers and is focused on assessing risks within the loan portfolio and working with customers to minimize losses. The Company considers pandemic impacted loans to include commercial real estate loans to hotels, churches, and certain retail and special purpose asset classes. During its assessment of the allowance for loan losses, the Company addressed the credit risks associated with these pandemic impacted segments and those loan customers that have requested payment deferrals.

Balance Sheet

Total assets increased to $1.82 billion at December 31, 2020 compared to $1.54 billion at December 31, 2019, an increase of $284.2 million, or 18.5%.

Loans receivable, net of deferred fees, totaled $1.47 billion at December 31, 2020, compared to $1.27 billion at December 31, 2019, an increase of $195.6 million, or 15.4%. PPP loans originated and funded, net of fees, totaled $153.0 million, a decrease from $170.3 million at September 30, 2020, as the Company is starting to record loan forgiveness. During the fourth quarter of 2020, loan originations, excluding PPP loans, totaled approximately $81.7 million, of which $50.0 million funded during the quarter. For the full year 2020, net loan growth, excluding PPP loans, is $42.6 million, or 3.4%.

Investment securities decreased $15.2 million to $126.4 million at December 31, 2020, compared to $141.6 million at December 31, 2019.

Total deposits increased to $1.53 billion at December 31, 2020 compared to $1.29 billion at December 31, 2019, an increase of $246.8 million, or 19.2%. Core deposits, which represent total deposits less wholesale deposits, increased $296.8 million, or 25.0%, to $1.48 billion at December 31, 2020 compared to $1.19 billion at December 31, 2019. The increase in core deposits reflects new customer relationships as well as growth in existing customer accounts and, to a lesser extent, deposits remaining from PPP funds. Wholesale deposits totaled $50.0 million, or 3.3% of total deposits at December 31, 2020, a decrease of $50.0 million from December 31, 2019. Noninterest-bearing deposits increased $92.8 million, or 30.3%, to $399.1 million at December 31, 2020 from $306.2 million at December 31, 2019, and represented 26.0% of total deposits, or 26.9% of core deposits, at December 31, 2020.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at December 31, 2020 with a community bank leverage ratio of 11.62%.

Income Statement

Net income for the three months ended December 31, 2020 was $5.0 million, compared to $3.7 million for the same period of 2019, and $3.9 million for the quarter ended September 30, 2020. For the year ended December 31, 2020, net income was $15.5 million, compared to $15.8 million for the same period of 2019. Both the three and twelve month periods of 2020 were impacted by increased provision for loan losses.

Net interest income totaled $14.1 million, an increase of $2.3 million, or 19.3%, for the quarter ended December 31, 2020, compared to the year ago quarter, and increased by $524 thousand, or 3.9%, compared to the third quarter of 2020, a result of significant decreases in the cost of deposits. Interest expense on deposits decreased $2.2 million for the three months ended December 31, 2020 compared to the same period of 2019, and decreased $383 thousand compared to the three months ended September 30, 2020. The impact to interest income from the accretion of loan marks on acquired loans was $335 thousand and $156 thousand for the three months ended December 31, 2020 and 2019, respectively. The increase in income related to loan mark accretion was a result of improved cash flows for acquired loans during the three months ended December 31, 2020. In addition, net interest income for the three months ended December 31, 2020 benefited from PPP loan origination, which contributed $1.2 million to interest income, of which $330 thousand was related to accelerated accretion from forgiven loans. Remaining net deferred fees related to PPP originations totaled $2.8 million at December 31, 2020 and are being recognized in interest income over the remaining lives of the PPP loans, or sooner upon PPP loan forgiveness or payment. For the year ended December 31, 2020 and 2019, net interest income was $52.6 million and $48.1 million, respectively, an increase of $4.6 million, year-over-year.

The Company’s net interest margin for each of the three months ended December 31, 2020 and 2019 was 3.28%, unchanged despite the decreases in the targeted fed funds rate of 150 basis points during March 2020. On a linked quarter basis, net interest margin decreased 2 basis points from 3.30% for the three months ended September 30, 2020. Excluding the impact of PPP loans (a decrease of 4 basis points) and excess liquidity (a decrease of 17 basis points) during the fourth quarter of 2020, net interest margin for the three months ended December 31, 2020 would have been 3.49%. The average yield for the loan portfolio for the fourth quarter of 2020 was 4.54% (excluding PPP loans) compared to 5.05% for the year ago quarter, and 4.76% (excluding PPP loans) for the quarter ended September 30, 2020. Cost of interest-bearing deposits for the fourth quarter of 2020 was 0.84%, compared to 1.84% for the fourth quarter of 2019, a decrease of 100 basis points, or 54.4%, primarily as a result of the Company having aggressively decreased its deposit rates during 2020 in order to offset the repricing of the variable rate loan portfolio.

Noninterest income totaled $740 thousand and $589 thousand for the quarters ended December 31, 2020 and 2019, respectively. Fee income from loans was $34 thousand for the quarter ended December 31, 2020, compared to $81 thousand for the same period of 2019. Service charges on deposit accounts and other fee income totaled $442 thousand for the fourth quarter of 2020, compared to $404 thousand for the year ago quarter. Income from bank-owned life insurance increased $15 thousand to $264 thousand for the three months ended December 31, 2020, compared to $249 thousand for the same period of 2019, primarily as a result of purchasing additional policies during 2019. Noninterest income for the year ended December 31, 2020 was $2.9 million, compared to $2.5 million for the year ended December 31, 2019, an increase of $345 thousand, or 13.6%, which was primarily driven by an increase in service charges on deposit accounts and other fee income, and income from bank-owned life insurance, and offset by fair value losses on loans held for sale of $451 thousand recorded during the first quarter of 2020 before these loans were transferred to the held for investment portfolio.

Noninterest expense totaled $7.9 million for the quarter ended December 31, 2020, compared to $7.3 million for the same three-month period of 2019, an increase of $551 thousand, or 7.5%. The increase in noninterest expense compared to the year ago quarter was primarily related to an increase in data processing and network administration expense of $120 thousand, which is related to planned network infrastructure upgrades for 2020, an increase of $140 thousand for loan related expenses, and an increase in FDIC insurance of $188 thousand (which was a result of assessment credits expiring in 2019). The Company has invested in technology in its efforts to reduce certain expenses where possible. For the year ended December 31, 2020 and 2019, noninterest expense, excluding branch closure charges, was $30.2 million and $28.9 million, respectively, an increase of $1.3 million, or 4.5%, which was less than the Company’s targeted expense growth for 2020.

The efficiency ratio for the quarter ended December 31, 2020 was 53.1%, a decrease from 58.4% for the year ago quarter. The efficiency ratios for year ended December 31, 2020 and 2019, excluding branch closure costs and merger expense from 2019, were 54.3% and 56.8%, respectively.

The Company recorded a provision for income taxes of $1.5 million for the three months ended December 31, 2020, compared to $902 thousand for the same period of 2019. The effective tax rates for the three months ended December 31, 2020 and 2019 were 22.6% and 19.5%, respectively. The effective tax rate for the 2019 period is less than the Company’s combined federal and state statutory rate of 21.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options.

Asset Quality

The Company recorded a provision for loan losses of $500 thousand for the three months ended December 31, 2020, compared to $465 thousand for the year ago quarter. The Company is not required to implement the provisions of the current expected credit losses (“CECL”) accounting standard until January 1, 2023, and is continuing to account for the allowance for loans losses under the incurred loss model. Provision for loan losses for the year ended December 31, 2020 and 2019 were $5.0 million and $1.7 million, respectively. The increase in the provision for loan losses for the year ended December 31, 2020 is primarily related to growth in the loan portfolio and increases in qualitative factors related to the economic uncertainties caused by the COVID-19 pandemic, including an increase in specific reserves.

The allowance for loan losses to total loans, excluding PPP loans, was 1.14% at December 31, 2020, compared to 0.81% at December 31, 2019. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 1.27% at December 31, 2020. Net charge-offs of $98 thousand recorded during the fourth quarter of 2020 were primarily related to purchased consumer unsecured loans.

Nonperforming loans and loans 90 days or more past due at December 31, 2020 totaled $5.6 million, or 0.31% of total assets. This compares to $10.7 million in nonperforming loans and loans 90 days or more past due at December 31, 2019, or 0.70% of total assets. All of the Company’s nonperforming loans are secured and have specific reserves totaling $2.1 million, representing the expected losses associated with those loans. The Company has one troubled debt restructuring at December 31, 2020 totaling $97 thousand which is a consumer residential loan. Nonperforming assets (including other real estate owned) to total assets was 0.52% at December 31, 2020 compared to 0.95% for December 31, 2019.

Completion of $20 Million Subordinated Notes Offering

On October 13, 2020, the Company announced the completion of its private placement of $20 million of its 4.875% Fixed to Floating Subordinated Notes due 2030 (the “Notes”) to certain qualified institutional buyers and accredited investors. The Notes have a maturity date of October 15, 2030 and carry a fixed rate of interest of 4.875% for the first five years. Thereafter, the Notes will pay interest at 3-month SOFR plus 471 basis points, resetting quarterly. The Notes include a right of prepayment without penalty on or after October 15, 2025. The Notes have been structured to qualify as Tier 2 capital for regulatory purposes. The Company plans to use the proceeds from the placement of the Notes for general corporate purposes, to include supporting capital ratios at the Company’s subsidiary, FVCbank, and potential repayment of a portion of the $25.0 million outstanding subordinated debt callable June 30, 2021.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $1.82 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

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FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Selected Balances
Total assets	$1,821,481	$1,537,295
Total investment securities	132,978	147,606
Loans held for sale	--	11,198
Total loans, net of deferred fees	1,466,083	1,270,526
Allowance for loan losses	(14,958)	(10,231)
Total deposits	1,532,493	1,285,722
Subordinated debt	44,085	24,487
Other borrowings	25,000	25,000
Total stockholders’ equity	189,500	179,078
Summary Results of Operations
Interest income	$17,129	$16,777	$67,103	$66,734
Interest expense	3,010	4,941	14,483	18,671
Net interest income	14,119	11,836	52,620	48,063
Provision for loan losses	500	465	5,016	1,720
Net interest income after provision for loan losses	13,619	11,371	47,604	46,343
Noninterest income - loan fees, service charges and other	476	485	2,092	2,026
Noninterest income - bank owned life insurance	264	249	1,109	662
Noninterest income - gains on calls of securities held-to-maturity	--	--	--	3
Noninterest income - gain (loss) on sales of securities available-for-sale	--	--	141	--
Noninterest income - gain (loss) on loans held for sale	--	(145)	(451)	(145)
Noninterest expense	7,885	7,334	30,838	28,877
Income before taxes	6,474	4,626	19,657	20,012
Income tax expense	1,460	902	4,156	4,184
Net income	5,014	3,724	15,501	15,828
Per Share Data
Net income, basic	$0.37	$0.27	$1.14	$1.15
Net income, diluted	$0.36	$0.25	$1.10	$1.07
Book value	$14.03	$12.88
Tangible book value (1)	$13.41	$12.26
Shares outstanding	13,510,760	13,902,067
Selected Ratios
Net interest margin (2)	3.28%	3.28%	3.28%	3.48%
Return on average assets (2)	1.11%	0.98%	0.91%	1.09%
Return on average equity (2)	10.68%	8.39%	8.48%	9.32%
Efficiency (3)	53.07%	58.35%	55.55%	56.90%
Loans, net of deferred fees to total deposits	95.67%	98.82%
Noninterest-bearing deposits to total deposits	26.04%	23.82%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$5,014	$3,724	$15,501	$15,828
Add: Merger and acquisition expense	--	--	--	133
Add: Impairment on branch closures	--	--	676	--
Subtract: Gains on sales of securities available-for-sale	--	--	(141)	--
Subtract: Gains on calls of securities held-to-maturity	--	--	--	(3)
Less: provision for income taxes associated with non-GAAP adjustments	--	--	(112)	(30)
Net income, as adjusted	$5,014	$3,724	$15,924	$15,928
Net income, diluted, on an operating basis	$0.36	$0.25	$1.13	$1.07
Return on average assets (non-GAAP operating earnings)	1.11%	0.98%	0.93%	1.10%
Return on average equity (non-GAAP operating earnings)	10.68%	8.39%	8.71%	9.38%
Efficiency ratio (non-GAAP operating earnings) (3)	53.07%	59.03%	54.34%	56.79%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.99%	11.15%
Tier 1 leverage (to average assets)	11.62%	12.75%
Asset Quality
Nonperforming loans and loans 90+ past due	$5,621	$10,725
Performing troubled debt restructurings (TDRs)	97	--
Other real estate owned	3,866	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.31%	0.70%
Nonperforming assets to total assets	0.52%	0.95%
Nonperforming assets (including TDRs) to total assets	0.53%	0.95%
Allowance for loan losses to loans	1.02%	0.81%
Allowance for loan losses to nonperforming loans	266.11%	95.39%
Net charge-offs	$98	$303	$290	$648
Net charge-offs to average loans (2)	0.03%	0.10%	0.02%	0.05%
Selected Average Balances
Total assets	$1,812,298	$1,514,124	$1,708,862	$1,449,769
Total earning assets	1,710,345	1,430,397	1,606,804	1,382,573
Total loans, net of deferred fees	1,485,121	1,234,183	1,416,381	1,205,718
Total deposits	1,527,313	1,270,821	1,437,802	1,223,279
Other Data
Noninterest-bearing deposits	$399,062	$306,235
Interest-bearing checking, savings and money market	820,378	525,138
Time deposits	263,053	354,362
Wholesale deposits	50,000	99,987

(1) Non-GAAP Reconciliation	For the Period Ended December 31,
(Dollars in thousands, except per share data)	2020	2019
Total stockholders’ equity	$189,500	$179,078
Less: goodwill and intangibles, net	(8,357)	(8,689)
Tangible Common Equity	$181,143	$170,389

Book value per common share	$14.03	$12.88
Less: intangible book value per common share	(0.62)	(0.63)
Tangible book value per common share	$13.41	$12.26

(2) Annualized.

(3) Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income. On a non-GAAP operating basis, the Company excludes gains (losses) on sales of investment securities.

(4) Some of the financial measures discussed throughout the press release are "non-GAAP financial measures." In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)
			% Change		% Change
			Current		From
	12/31/2020	9/30/2020	Quarter	12/31/2019	Year Ago
Cash and due from banks	$20,835	$22,121	-5.8%	$14,916	39.7%
Interest-bearing deposits at other financial institutions	120,228	73,774	63.0%	18,226	559.7%
Investment securities	126,415	111,183	13.7%	141,589	-10.7%
Restricted stock, at cost	6,563	6,563	0.0%	6,017	9.1%
Loans held for sale, at fair value	--	--	0.0%	11,198	-100.0%
Loans, net of fees:
Commercial real estate	788,218	805,946	-2.2%	747,993	5.4%
Commercial and industrial	119,200	111,736	6.7%	114,924	3.7%
Paycheck protection program	152,978	170,338	-10.2%	--	100.0%
Commercial construction	221,523	214,740	3.2%	214,949	3.1%
Consumer real estate	168,531	177,730	-5.2%	181,369	-7.1%
Consumer nonresidential	15,633	17,144	-8.8%	11,291	38.5%
Total loans, net of fees	1,466,083	1,497,634	-2.1%	1,270,526	15.4%
Allowance for loan losses	(14,958)	(14,556)	2.8%	(10,231)	46.2%
Loans, net	1,451,125	1,483,078	-2.2%	1,260,295	15.1%

Premises and equipment, net	1,654	1,747	-5.3%	2,084	-20.6%
Goodwill and intangibles, net	8,357	8,440	-1.0%	8,689	-3.8%
Bank owned life insurance (BOLI)	38,178	37,913	0.7%	37,069	3.0%
Other real estate owned	3,866	3,866	0.0%	3,866	0.0%
Other assets	44,260	45,487	-2.7%	33,346	32.7%

Total Assets	$1,821,481	$1,794,172	1.5%	$1,537,295	18.5%

Deposits:
Noninterest-bearing	$399,062	$431,322	-7.5%	$306,235	30.3%
Interest-bearing checking	537,834	388,531	38.4%	302,755	77.6%
Savings and money market	282,544	298,061	-5.2%	222,383	27.1%
Time deposits	263,053	301,431	-12.7%	354,362	-25.8%
Wholesale deposits	50,000	95,003	-47.4%	99,987	-50.0%
Total deposits	1,532,493	1,514,348	1.2%	1,285,722	19.2%

Other borrowed funds	25,000	40,000	-37.5%	25,000	0.0%
Subordinated notes, net of issuance costs	44,085	24,547	79.6%	24,487	80.0%
Other liabilities	30,403	30,787	-1.2%	23,008	32.1%

Stockholders’ equity	189,500	184,490	2.7%	179,078	5.8%

Total Liabilities & Stockholders'
Equity	$1,821,481	$1,794,172	1.5%	$1,537,295	18.5%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	12/31/2020	9/30/2020	Quarter	12/31/2019	Year Ago
Net interest income	$14,119	$13,595	3.9%	$11,836	19.3%
Provision for loan losses	500	1,700	-70.6%	465	7.5%
Net interest income after provision for loan losses	13,619	11,895	14.5%	11,371	19.8%

Noninterest income:
Fees on loans	34	35	-2.9%	81	-58.0%
Service charges on deposit accounts	271	275	-1.5%	239	13.4%
Gain on sale of securities available-for-sale	--	44	-100.0%	--	0.0%
Loss on loans held for sale	--	--	0.0%	(145)	-100.0%
BOLI income	264	280	-5.7%	249	6.0%
Other fee income	171	136	25.7%	165	3.6%
Total noninterest income	740	770	-3.9%	589	25.6%

Noninterest expense:
Salaries and employee benefits	4,461	4,344	2.7%	4,514	-1.2%
Occupancy and equipment expense	804	811	-0.9%	818	-1.7%
Data processing and network administration	562	538	4.5%	442	27.1%
State franchise taxes	466	466	0.0%	424	9.9%
Professional fees	251	303	-17.2%	192	30.7%
Other operating expense	1,341	1,284	4.4%	944	42.1%
Total noninterest expense	7,885	7,746	1.8%	7,334	7.5%
Net income before income taxes	6,474	4,919	31.6%	4,626	39.9%
Income tax expense	1,460	1,045	39.7%	902	61.9%
Net Income	$5,014	$3,874	29.4%	$3,724	34.6%

Earnings per share - basic	$0.37	$0.29	29.4%	$0.27	38.6%
Earnings per share - diluted	$0.36	$0.28	27.3%	$0.25	41.4%
Weighted-average common shares outstanding - basic	13,482,741	13,476,639		13,878,806
Weighted-average common shares outstanding - diluted	14,123,593	13,891,474		14,837,120

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$5,014	$3,874		$3,724
Subtract: Gain on sales of securities available-for-sale	--	(44)		--
Subtract: provision for income taxes associated with non-GAAP adjustments	-	9		-
Net Income, Operating earnings (non-GAAP)	$5,014	$3,839		$3,724
Earnings per share - basic (non-GAAP operating earnings)	$0.37	$0.28		$0.27
Earnings per share - diluted (non-GAAP operating earnings)	$0.36	$0.28		$0.25

Return on average assets (non-GAAP operating earnings)	1.11%	0.88%		0.98%
Return on average equity (non-GAAP operating earnings)	10.68%	8.37%		8.39%
Efficiency ratio (non-GAAP operating earnings)	53.07%	53.92%		59.03%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$5,014	$3,874		$3,724
Add: Provision for loan losses	500	1,700		465
Add: Impairment losses	--	--		--
Subtract: Gain on sales of securities available-for-sale	--	(44)		--
Add: Income tax expense	1,460	1,045		902
Pre-tax pre-provision income	$6,974	$6,575		$5,091
Earnings per share - basic (non-GAAP operating earnings)	$0.52	$0.49		$0.37
Earnings per share - diluted (non-GAAP operating earnings)	$0.49	$0.47		$0.34

Return on average assets (non-GAAP operating earnings)	1.54%	1.50%		1.34%
Return on average equity (non-GAAP operating earnings)	14.85%	14.33%		11.47%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Years Ended
		% Change
		From
	12/31/2020	12/31/2019	Year Ago
Net interest income	$52,620	$48,063	9.5%
Provision for loan losses	5,016	1,720	191.6%
Net interest income after provision for loan losses	47,604	46,343	2.7%

Noninterest income:
Fees on loans	511	582	-12.2%
Service charges on deposit accounts	1,008	890	13.3%
Gains on calls of securities held-to-maturity	--	3	-100.0%
Gain on sale of securities available-for-sale	141	--	100.0%
Loss on loans held for sale	(451)	(145)	211.0%
BOLI income	1,109	662	67.5%
Other fee income	573	554	3.4%
Total noninterest income	2,891	2,546	13.6%

Noninterest expense:
Salaries and employee benefits	16,745	17,047	-1.8%
Occupancy and equipment expense	3,329	3,400	-2.1%
Data processing and network administration	2,028	1,638	23.8%
State franchise taxes	1,864	1,696	9.9%
Professional fees	986	826	19.4%
Merger and acquisition expense	--	133	-100.0%
Impairment on branch closures	676	--	100.0%
Other operating expense	5,210	4,137	25.9%
Total noninterest expense	30,838	28,877	6.8%
Net income before income taxes	19,657	20,012	-1.8%
Income tax expense	4,156	4,184	-0.7%
Net Income	$15,501	$15,828	-2.1%

Earnings per share - basic	$1.14	$1.15	-0.1%
Earnings per share - diluted	$1.10	$1.07	2.7%
Weighted-average common shares outstanding - basic	13,541,550	13,816,997
Weighted-average common shares outstanding - diluted	14,133,688	14,825,489

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$15,501	$15,828
Add: Merger and acquisition expense	--	133
Add: Impairment loss	676	--
Subtract: Gain on sales of securities available-for-sale	(141)	--
Subtract: (Gains) on calls of securities held-to-maturity	--	(3)
Subtract: provision for income taxes associated with non-GAAP adjustments	(112)	(30)
Net Income, Operating earnings (non-GAAP)	$15,924	$15,928
Earnings per share - basic (non-GAAP operating earnings)	$1.18	$1.15
Earnings per share - diluted (non-GAAP operating earnings)	$1.13	$1.07

Return on average assets (non-GAAP operating earnings)	0.93%	1.10%
Return on average equity (non-GAAP operating earnings)	8.71%	9.38%
Efficiency ratio (non-GAAP operating earnings)	54.34%	56.79%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$15,501	$15,828
Add: Provision for loan losses	5,016	1,720
Add: Impairment losses	676	--
Subtract: Gain on sales of securities available-for-sale	(141)	--
Add: Income tax expense	4,156	4,184
Pre-tax pre-provision income	$25,208	$21,732
Earnings per share - basic (non-GAAP operating earnings)	$1.86	$1.57
Earnings per share - diluted (non-GAAP operating earnings)	$1.78	$1.47

Return on average assets (non-GAAP operating earnings)	1.48%	1.50%
Return on average equity (non-GAAP operating earnings)	13.79%	12.80%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	12/31/2020			9/30/2020			12/31/2019
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$797,575	$8,677	4.35%	$784,990	$9,005	4.59%	$691,282	$8,295	4.80%
Commercial and industrial	110,766	1,677	6.06%	107,716	1,356	5.04%	111,753	1,662	5.95%
Paycheck protection program	164,302	1,211	2.95%	170,071	981	2.31%	--	--	0.0%
Commercial construction	222,302	2,533	4.56%	225,711	2,421	4.29%	217,318	2,923	5.38%
Consumer real estate	173,642	1,765	4.07%	178,531	1,850	4.15%	189,968	2,265	4.77%
Consumer nonresidential	16,534	326	7.88%	17,834	345	7.72%	23,862	435	7.29%
Total loans	1,485,121	16,189	4.36%	1,484,853	15,958	4.30%	1,234,183	15,580	5.05%

Investment securities (2)(3)	113,665	912	3.21%	119,846	793	2.65%	145,730	976	2.70%
Loans held for sale, at fair value	--	--	0.0%	--	--	0.0%	--	--	0.0%
Interest-bearing deposits at other financial institutions	111,559	34	0.12%	37,326	16	0.17%	50,484	221	1.74%
Total interest-earning assets	1,710,345	17,135	4.01%	1,642,025	16,767	4.08%	1,430,397	16,777	4.69%

Non-interest earning assets:
Cash and due from banks	17,147			18,769			10,727
Premises and equipment, net	1,717			1,816			2,022
Accrued interest and other assets	97,765			99,512			80,989
Allowance for loan losses	(14,676)			(13,117)			(10,011)

Total Assets	$1,812,298			$1,749,005			$1,514,124
	-
Interest-bearing liabilities:
Interest checking	$458,142	$702	0.61%	$379,218	$659	0.69%	$317,552	1,191	1.50%
Savings and money market	283,776	363	0.51%	284,665	386	0.54%	241,912	819	1.35%
Time deposits	284,634	1,185	1.66%	311,615	1,458	1.86%	339,054	2,068	2.44%
Wholesale deposits	67,935	57	0.33%	83,044	187	0.90%	68,787	397	2.31%
Total interest-bearing deposits	1,094,487	2,307	0.84%	1,058,542	2,690	1.01%	967,305	4,475	1.84%

Other borrowed funds	25,023	86	1.37%	27,400	81	1.17%	15,926	71	1.77%
Subordinated notes, net of issuance costs	41,526	617	5.91%	24,534	395	6.40%	24,474	395	6.40%
Total interest-bearing liabilities	1,161,036	3,010	1.03%	1,110,476	3,166	1.13%	1,007,705	4,941	1.95%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	432,826			423,357			303,516
Other liabilities	30,561			31,673			25,323

Stockholders’ equity	187,875			183,499			177,580

Total Liabilities and Stockholders' Equity	$1,812,298			$1,749,005			$1,514,124

Net Interest Margin		14,125	3.28%		13,601	3.30%		11,836	3.28%

(1) Non-accrual loans are included in average balances.
(2) The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%.
(3) The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Years Ended
	12/31/2020			12/31/2019
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$777,545	$35,064	4.51%	$660,691	$31,654	4.79%
Commercial and industrial	107,980	5,891	5.46%	127,706	7,844	6.14%
Paycheck protection program	114,344	2,993	2.62%	--	--	0.0%
Commercial construction	222,708	10,343	4.64%	192,528	10,819	5.62%
Consumer real estate	178,479	7,760	4.35%	198,347	9,882	4.98%
Consumer nonresidential	15,325	1,158	7.56%	26,446	1,983	7.50%
Total loans	1,416,381	63,209	4.46%	1,205,718	62,182	5.16%

Investment securities (2)(3)	126,405	3,527	2.79%	142,751	3,871	2.71%
Loans held for sale, at fair value	3,431	236	6.87%	--	--	0.0%
Interest-bearing deposits at other financial institutions	60,587	153	0.25%	34,104	705	2.07%
Total interest-earning assets	1,606,804	67,125	4.18%	1,382,573	66,758	4.83%

Non-interest earning assets:
Cash and due from banks	17,252			8,606
Premises and equipment, net	1,880			2,134
Accrued interest and other assets	95,346			66,157
Allowance for loan losses	(12,420)			(9,701)

Total Assets	$1,708,862			$1,449,769

Interest-bearing liabilities:
Interest checking	$363,408	$2,839	0.78%	$309,938	4,287	1.38%
Savings and money market	264,987	1,819	0.69%	252,028	3,644	1.45%
Time deposits	317,850	6,447	2.03%	316,201	7,080	2.24%
Wholesale deposits	100,885	1,228	1.22%	74,715	1,819	2.43%
Total interest-bearing deposits	1,047,130	12,333	1.18%	952,882	16,830	1.77%

Other borrowed funds	29,125	347	1.19%	12,235	261	2.13%
Subordinated notes, net of issuance costs	28,790	1,802	6.26%	24,445	1,580	6.46%
Total interest-bearing liabilities	1,105,045	14,482	1.31%	989,562	18,671	1.89%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	390,672			270,397
Other liabilities	30,327			19,996

Stockholders’ equity	182,818			169,814

Total Liabilities and Stockholders' Equity	$1,708,862			$1,449,769

Net Interest Margin		52,643	3.28%		48,087	3.48%

(1)          Non-accrual loans are included in average balances.

(2)          The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%.

(3)          The average balances for investment securities includes restricted stock.